Exhibit 99.1
Richard L. Bready, Chairman and CEO
Edward J. Cooney, Vice President and Treasurer
(401) 751-1600
IMMEDIATE
NORTEK ANNOUNCES PROPOSED
OFFERING OF SENIOR NOTES

PROVIDENCE, RI, April 11, 2011—Nortek, Inc. (“Nortek”) (OTC QB: NTKS) announced today that it intends to offer $500.0 million in aggregate principal amount of senior notes due 2021 (the “Notes”). Proceeds of the Notes offering will be used, in part, to refinance the Company’s outstanding 11% Senior Secured Notes due 2013.
The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
This press release contains forward-looking statements. These statements are based on Nortek’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors impacting such forward-looking statements include the availability and cost of certain raw materials (including, among others, steel, copper, packaging materials, plastics, resins, glass, wood and aluminum) and purchased components, freight costs, the level of domestic and foreign construction and remodeling activity affecting residential and commercial markets, interest rates, employment levels, inflation, foreign currency fluctuations, consumer spending levels, exposure to foreign economies, the rate of sales growth, prices, and product and warranty liability claims. Nortek undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For further information, please refer to the reports and filings of Nortek with the Securities and Exchange Commission, including the Annual Report on Form10-K for the year ended December 31, 2010.
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